Exhibit 4.5

SUPPLEMENTARY AGREEMENT TO SHAREHOLDERS AGREEMENT

THIS SUPPLEMENTARY AGREEMENT TO SHAREHOLDERS AGREEMENT (this “Supplementary Agreement”) is entered into as of December 4, 2006, by and among PERFECT WORLD CO., LTD., an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”), CHI YUFENG, SU HUAN, CHEN FURUI, SHARON WEI, FANG FANG (each a “Founder” and collectively, the “Founders”), PERFECT HUMAN HOLDING COMPANY LIMITED, a business company organized under the laws of the British Virgin Islands (“Perfect Human”), PROSPEROUS WORLD COMPANY LIMITED, a business company organized under the laws of the British Virgin Islands (“Prosperous World”), and SB ASIA INVESTMENT FUND II, L.P., a limited partnership organized and existing under the Laws of the Cayman Islands and its affiliated companies (the “Investors”). The Company, the Founders, Perfect Human, Prosperous World and the Investors are referred to herein as “Parties” collectively and a “Party” individually.

WHEREAS

A.	The Parties have entered into a SHAREHOLDERS AGREEMENT on September 6, 2006(the “Shareholders Agreement”);

B.	The Parties intend to make some supplementary amendments to the Shareholders Agreements.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the sufficiency and receipt of which are hereby expressly acknowledged, the Parties agree as follows:

1.	Section 10.8 (iv) of the Shareholders Agreement shall be replaced by the following clause:

“Unless the Board of Directors of the Company unanimously agrees otherwise, all shares or options or other securities issued after the date hereof under an ESOP shall be subject to the following vesting schedule: twenty-five percent (25%) to vest on the first anniversary of such issuance, with the remaining seventy-five percent (75%) to vest monthly thereafter in thirty-six (36) equal monthly installments. With the exception of CHI YUFENG, the outstanding Ordinary Shares currently held by any party who holds a management position of the Company or whose capital stock is, directly or indirectly, owned or controlled by a person holding a management position of the Company (“Management Shareholder”) will be subject to the similar vesting terms provided that if due to health reason or force majeure, such Management Shareholder is not able to continue to perform the employment functions with the Company, in which case sixty percent (60%) of the remaining unvested

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outstanding Ordinary Shares held by such Management Shareholder shall be immediately vested and the remaining forty percent (40%) unvested shares shall be forfeited by the Company. Until vested, the Ordinary shares held by a Management Shareholder are not transferable and may not be sold, pledge or otherwise transferred, except for any transfer to trusts or other entities that are controlled by the Management Shareholder and whose beneficiaries or beneficial owners are the Management Shareholder, members of the Management Shareholder’s family and/or charitable institutions, provided that the transferee(s) shall enter into an agreement satisfactory to the other parties hereto restricting the transferee’s further transfer of such Ordinary Shares or any change to the transferee’s beneficial ownership structure. Notwithstanding anything contained herein to the contrary, CHI YUFENG will not be subject to the aforesaid vesting terms. If a “Change of Control” (which shall mean the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the Company’s authorized capital such that the members of the Company prior to such transaction own, directly or indirectly, less than fifty percent (50%) of the voting power of the surviving entity) shall occur and an optionee under the ESOP is terminated without cause within one (1) year of Change of Control event, such person’s options that would have otherwise been due to vest in the twelve (12) months following such termination shall thereupon be immediately vested and exercisable. Except as provided above, there shall be no other accelerated vesting in any other event.

For the purpose of the above paragraph, ‘management position’ means chief executive officer, chief financial officer, chief technology officer, chief operation officer, vice president or a position in charge of similar management responsibilities in a company.”

2.	Capitalized terms used herein without definition shall have the meanings set forth in the Shareholders Agreement.

3.	This Supplementary Agreement is regarded as the supplementary amendments to the Shareholders. Except as otherwise stipulated herein, the Shareholders Agreement shall remain in full force upon the Parties. For any conflict between this Supplementary Agreement and the Shareholders Agreement, this Supplementary Agreement shall prevail.

4.	This Supplementary Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	PERFECT WORLD CO., LTD.

For and on behalf of Perfect World Co., Ltd.

	By:	/s/ Chi Yufeng
Name:
	Capacity:	Authorized Signatory

	Address:	PO Box 309GT Ugland House
135 South Church Street
George Town, Grand Cayman
Cayman Islands
Fax:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PERFECT HUMAN HOLDING COMPANY LIMITED

For and on behalf of Perfect Human Holding Company Limited

By:	/s/ Chi Yufeng
Name:
Capacity:	Authorized Signatory

Address:	PO Box 173 Kingston Chambers
Road Town, Tortola, British Virgin Islands
Fax:

PROSPEROUS WORLD COMPANY LIMITED

For and on behalf of Prosperous World Company Limited

By:	/s/ Su Huan
Name:
Capacity:	Authorized Signatory

Address:	PO Box 173 Kingston Chambers
Road Town, Tortola, British Virgin Islands
Fax:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:	SB ASIA INVESTMENT FUND II, L.P.

	By:	/s/ Andrew Y. Yan
	Name:	Andrew Y. Yan
	Capacity:	Authorized Signatory

Address:
c/o M&C Corporate Services Limited
PO Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands

With a copy to:
c/o SAIF Advisors
1001 China Resources Building
No. 8 Jianguomenbei Avenue
Beijing 100005
People’s Republic of China
Attention: Daniel Yang
Fax +86 (10) 8519-2048

And a copy to:
c/o SAIF Advisors
Suites 2115-2118, Two Pacific Place
88 Queensway, Hong Kong
Attention: Brandon Lin
Fax: +(852) 2234-9116

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOUNDERS:

/s/ Chi Yufeng
CHI YUFENG
Passport Number: 110108197109148935
Address:	Room 1205 Unit 2 Building 5 Jindu Xiaoqu
Yangzheng Shunyi District, Beijing
People’s Republic of China

Fax: + 86 (10) 58851012

/s/ Su Huan
SU HUAN
Passport Number: 120102197304291730
Address:	10-1-301 Hejinli, Daqiao Road,
Hedong District, Tianjin
People’s Republic of China

Fax: + 86 (10) 6586-5910

/s/ Chen Furui
CHEN FURUI
Passport Number: 110108195901298217
Address:	2-3-353 No.48 Block, Jiaoda East Road,
Haidian District, Beijing
People’s Republic of China

Fax: + 86 (10) 62790677

/s/ Sharon Wei
SHARON WEI
Passport Number: Z7946766
Address:	Room 1705, Building No.2, Xiandaicheng,88
Jianguolu, Chaoyang District, Beijing
People’s Republic of China

Fax: + 86 (10) 85804869